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                                                                                                                       Exhibit 12(b)


                                          ILLINOIS POWER COMPANY
                             STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO
                                               FIXED CHARGES
                                          (Thousands of Dollars)


              Year Ended December 31,           Supplemental 1                                 Supplemental 2         Supplemental 3
              ----------------------------------------------------------------------------------------------------------------------
                                 1992     1993      1993      1994     1995     1996     1997      1997       1998         1998
                                 ----     ----      ----      ----     ----     ----     ----      ----       ----         ----
Earnings Available for
Fixed Charges:
Net Income (Loss)              $122,088 ($56,038) ($56,038) $180,242 $182,713 $228,618 ($44,173) ($44,173) ($1,355,916) ($1,355,916)
  Add:
    Income Taxes:
      Current                    22,930   25,260    25,260    58,354   98,578  163,873   72,680    72,680        7,556        7,556
      Deferred - Net             63,739   82,057    82,057    71,177   34,137  (16,028)  36,963    36,963      309,070      309,070
    Allocated income taxes       (6,632) (12,599)  (12,599)   (8,285)  (8,417)  (2,642)  (1,446)   (1,446)       3,506        3,506
    Investment tax
      credit- deferred             (519)    (782)     (782)  (11,331)  (6,894)  (7,278)  (7,278)   (7,278)      (8,256)      (8,256)
    Income tax effect of
      disallowed costs               -   (70,638)  (70,638)       -        -        -        -         -            -            -
    Income tax effect of
      FAS 71 write-off               -        -         -         -        -        -  (117,998) (117,998)          0             0
    Income tax effect of
      CPS impairment                 -        -         -         -        -        -        -         -    (1,014,047)  (1,014,047)
    Interest on
      long-term debt            160,795  154,110   154,110   135,115  125,581  118,438  109,595   109,595      106,879      106,879
    Amortization of debt
      expense and premium-net,
      and other interest
      charges                    12,195   17,007    17,007    15,826   29,558   22,325   26,260    26,260       28,107       28,107
    One-third of all rentals
      (Estimated to be
      representative of the
      interest component)         5,117    5,992     5,992     5,847    5,221    4,346    4,229     4,229        4,054        4,054
    Interest on
      in-core fuel                8,278    6,174     6,174     7,185    6,716    4,757    3,842     3,842        3,716        3,716
    Disallowed Clinton
      plant costs                    -        -    270,956        -        -        -        -         -            -            -
    FAS 71 Regulatory
      Write-Off                      -        -         -         -        -        -        -    313,030           -            -
    CPS Impairment                   -        -         -         -        -        -        -         -            -     2,341,185
                               -------- --------  --------  -------- -------- --------  -------  --------  -----------   -----------
Earnings (loss) available
  for fixed charges            $387,991 $150,543  $421,499  $454,130 $467,193 $516,409  $82,674  $395,704 ($1,915,331)     $425,854

                               ======== ========  ========  ======== ======== ======== ========  ========  ===========   ===========

Fixed charges:
  Interest on long-
    term debt                  $160,795 $154,110  $154,110  $135,115 $125,581 $118,438 $109,595  $109,595     $106,879     $106,879
  Amortization of debt
    expense and premium-net,
    and other interest charges   25,785   27,619    27,619    25,381   38,147   28,957   31,204    31,204       35,829       35,829
  One-third of all rentals
    (Estimated to be
    representative of the
    interest component)           5,117    5,992     5,992     5,847    5,221    4,346    4,229     4,229        4,054        4,054
                               -------- --------  --------  -------- -------- -------- --------  -------- ------------   -----------
Total Fixed Charges            $191,697 $187,721  $187,721  $166,343 $168,949 $151,741 $145,028  $145,028     $146,762     $146,762
                               ======== ========  ========  ======== ======== ======== ========  ======== ============   ===========

Ratio of earnings to
  fixed charges                    2.02     N/A *     2.25      2.73     2.77     3.40     N/A *     2.73        N/A  *         2.90
                               ======== ========  ========  ======== ======== ======== ========  ========  ===========   ===========


      * Earnings are inadequate to cover fixed charges.  Additional earnings (thousands) for 1993, 1997 and 1998 of $37,178,
        $62,354 and $2,062,093 respectively, are required to attain a one-to-one ratio of Earnings to Fixed Charges.

      1 Supplemental  ratio of earnings to fixed  charges  presented to exclude nonrecurring item Disallowed Clinton plant costs.

      2 Supplemental  ratio of earnings to fixed  charges  presented to exclude write-off related to the discontinued application of provisions of SFAS  71,  "Accounting  for  the  Effects  of  Certain  Types  of Regulation" for the generation segment of the business.

      3 Supplemental  ratio of earnings to fixed  charges  presented to exclude write-off related to Clinton Impairment.


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